UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2015

MOMENTOUS ENTERTAINMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-194636	46-4446281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

PO Box 861, Sugar Land, Texas 77487-0861
(Address of principal executive offices)

800-314-8912
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240,l4a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (1 7 CFR 240,14d-2(b)) Pre-commencement communications pursuant to Rule I 3e-4(c) under the Exchange Act ( I 7 CFR 240, 13e-4(c))

Unless otherwise indicated, in this Form 8-K, references to "we," "our," "us," the "Company," "MEG" or the "Registrant" refer to Momentous Entertainment Group, Inc.

8.01 Other Events

On January 29, 2015, the Company entered into a one-year agreement (with three 12 month extensions by mutual consent) with North Sea Holdings, Inc. (“North Sea”) under which North Sea agreed to purchase up to $25 million in MEG’s equity securities. North Sea will purchase a minimum of $60,000 worth of common stock per month and a maximum of $25 million worth of common stock annually. Purchases, except the minimum, are at North Sea’s discretion.

All securities that are purchased will be newly-issued and restricted but must become free trading six months subsequent to purchase which means that the Company will need to remain current in all of its financial filings with the Securities and Exchange Commission and may become a fully reporting 12(g) company. The securities purchased under the Agreement shall be purchased at a price per share equal to 75% of the previous day’s closing price, as defined. All such purchased securities shall be subject to a floor price per share of $0.10 and a ceiling price per share of $1.50.

This Agreement shall become effective on the first day that a trade of the Company’s common stock is executed at or above $0.10, if ever, on the OTCBB. The Company must receive a trading symbol from FINRA before any trades can be executed. A market maker has filed an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA. There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require

(d)  Exhibits

10.5

Agreement with North Sea Holdings, Inc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2015

Momentous Entertainment Group, Inc.

(Registrant)

/s/ Kurt E. Neubauer

KURT E. NEUBAUER

Chief Executive Officer